Contact Gold Corp.

An exploration stage company

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

As at and for the three months ended March 31, 2021

(Expressed in Canadian dollars)

Contact Gold Corp.
Condensed Interim Consolidated Balance Sheets

Unaudited
(Expressed in Canadian dollars)

As at

	Note	March 31, 2021	December 31, 2020
		$	$

Assets
Current assets
Cash and cash equivalents		3,718,210	4,753,148
Prepaids and deposits	3	233,384	335,907
Receivables		14,392	73,889
Total current assets		3,965,986	5,162,944

Non-current assets
Marketable securities	4(c)	100,000	150,000
Fixed assets		4,994	8,257
Exploration properties	4	30,277,658	30,760,395
Total non-current assets		30,382,652	30,918,652

Total assets		34,348,638	36,081,596

Liabilities and shareholders' equity

Current liabilities
Payables and accrued liabilities	5	607,801	379,765
Other current liabilities	4(c)	33,746	32,733
Total current liabilities		641,547	412,498

Non-current liabilities
Other non-current liabilities	4(c), 5	168,298	169,195
Deferred tax liability		1,513,882	1,538,018
Total non-current liabilities		1,682,180	1,707,213

Total liabilities		2,323,727	2,119,711

Shareholders' equity
Share capital	7	69,880,560	69,865,410
Contributed surplus	7	6,317,772	6,075,498
Accumulated other comprehensive loss		(2,530,722)	(2,045,437)
Accumulated deficit		(41,642,699)	(39,933,586)
Total shareholders' equity		32,024,911	33,961,885

Total liabilities and shareholders' equity		34,348,638	36,081,596

Nature of operations and going concern	1, 2(b)
Subsequent events	12

 The accompanying notes form an integral part of these condensed interim consolidated financial statements

Approved by the Board of Directors:

"Riyaz Lalani", Director	"John Dorward", Director

Contact Gold Corp.
Condensed Interim Consolidated Statements of Loss and Comprehensive Loss (gain)
Unaudited
(Expressed in Canadian dollars, except share amounts)

		For the three months ended March 31, 2021	For the three months ended March 31, 2020	For the three months ended March 31, 2019
	Note

Operating expenses:
Exploration and evaluation expenditures	4	919,237	340,192	598,341
Accretion of redeemable preferred stock obligation	6	-	622,005	509,113
Wages and salaries		283,851	314,626	539,498
Professional, legal & advisory fees		201,674	114,683	57,863
Foreign exchange loss (gain)		27,138	1,192,011	(220,682)
Stock-based compensation	7(d)	154,915	109,505	249,789
Administrative, office, and general		65,249	65,929	115,066
Investor relations, promotion, and advertising		55,904	46,006	31,090
Accretion of Cobb Creek obligation	4(c)	2,624	3,899	4,700
Loss on change in fair value of private placement rights		-	-	3,815
Interest and other income		(1,479)	(579)	(5,075)
Loss (gain) on embedded derivatives	6	-	(106,270)	(106,223)

Loss before income taxes		1,709,113	2,702,007	1,777,295
		-	-	-
Loss for the period		1,709,113	2,702,007	1,777,295

Other comprehensive loss (gain)
Net fair value loss on financial assets	4(c)	50,000	3,750	-
Exchange difference on translation of foreign operations		435,285	(3,370,774)	817,979

Comprehensive loss for the period		2,194,398	(665,017)	2,595,274

Loss per Contact Share	7(e)
Basic and diluted loss per share		$0.01	$0.04	$0.04
Weighted average number of Contact Shares (basic and diluted)		240,770,542	84,471,973	52,453,308

The accompanying notes form an integral part of these condensed interim consolidated financial statements

Contact Gold Corp.
Condensed Interim Consolidated Statements of Shareholders' Equity
Unaudited
(Expressed in Canadian dollars, except share amounts)

	Common Shares	Amount	Contributed surplus	Accumulated other comprehensive income (loss)	Accumulated deficit	Accumulated other comprehensive income (loss)
	(Note 7)		(Note 7(d) )
	#	$	$	$	$	$
Balance as at January 1, 2019	50,596,986	38,625,765	1,995,449	499,651	(12,845,315)	28,275,550
Shares issued pursuant to 2019 Private Placement	9,827,589	2,479,769	-	-	-	2,479,769
Share issue costs	-	(40,219)	-	-	-	(40,219)
Stock-based compensation	-	-	289,969	-	-	289,969
Cumulative translation adjustment	-	-	-	(817,979)	-	(817,979)
Loss for the period	-	-	-	-	(1,777,295)	(1,777,295)
Balance as at March 31, 2019	60,424,575	41,065,315	2,285,418	(318,328)	(14,622,610)	28,409,795
Balance as at January 1, 2020	84,471,973	44,562,187	3,012,870	(1,398,180)	(22,219,441)	23,957,436
Stock-based compensation	-	-	173,530	-	-	173,530
Cumulative translation adjustment	-	-	-	3,367,024	-	3,367,024
Loss for the period	-	-	-	-	(2,702,007)	(2,702,007)
Balance as at March 31, 2020	84,471,973	44,562,187	3,186,400	1,968,844	(24,921,448)	24,795,983
Balance as at January 1, 2021	240,757,892	69,865,410	6,075,498	(2,045,437)	(39,933,586)	33,961,885
Shares issued pursuant to exercise of RSUs	79,735	15,150	(15,150)	-	-	-
Stock-based compensation	-	-	257,424	-	-	257,424
Cumulative translation adjustment	-	-	-	(485,285)	-	(485,285)
Loss for the period	-	-	-	-	(1,709,113)	(1,709,113)
Balance as at March 31, 2021	240,837,627	69,880,560	6,317,772	(2,530,722)	(41,642,699)	32,024,911

The accompanying notes form an integral part of these condensed interim consolidated financial statements

Contact Gold Corp.
Condensed Interim Consolidated Statement of Cash Flows
Unaudited
(Expressed in Canadian dollars)

	Note	For the three months ended March 31, 2021	For the three months ended March 31, 2020	For the three months ended March 31, 2019
		$	$	$

Cash flows from operating activities
Loss for the period		(1,709,113)	(2,702,007)	(1,777,295)
Adjusted for:
Movements in working capital:
Receivables		40,635	77,613	12,894
Prepaids		102,523	99,482	180,107
Payables and accrued liabilities		208,036	121,323	(38,813)
Gains and losses relating to change in fair value of embedded derivatives	6	-	(106,270)	(220,682)
Change in fair value of Private Placement Rights		-	-	3,815
Accretion of Contact Preferred Shares	6	-	622,005	509,113
Foreign exchange relating to Preferred Shares	6	-	1,196,339	(222,425)
Stock-based compensation	7(d)	257,424	173,530	289,969
Accretion of Cobb Creek obligation	4(c)	2,624	3,899	4,700
Amortization	4	3,263	1,824	3,737
Foreign exchange impact on Cobb Creek obligation		(760)	11,959	2,473
Foreign exchange impact on translation of cash balances during the year		27,138	(4,328)	116,202
Interest and other income		(823)	100	200
Net cash used in operating activities		(1,069,054)	(504,531)	(1,136,005)

Cash flows from investing activities
Change in working capital related to exporation property interests	4(c)	18,863	-	-
Cash received from farm-out of South Carlin Projects	4(d)	25,432	-	-
Net cash used in investing activities		44,295	-	-

Cash flows from financing activities
Change in working capital attributable to share issue costs		-	-	(24,373)
Cash received from Private Placements, net		-	-	2,828,236
Share issue costs, paid on Private Placements		-	-	(85)
Net cash due to financing activities		-	-	2,803,778

Effect of foreign exchange on cash		(10,179)	421	3,329

Net increase in cash		(1,034,938)	(504,110)	1,671,102

Cash at beginning of period		4,753,148	844,169	545,164

Cash end of the period		3,718,210	340,059	2,216,266

Supplemental cash flow information	10

The accompanying notes form an integral part of these condensed interim consolidated financial statements

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three months ended March 31, 2021, 2020 and 2019 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

1. NATURE OF OPERATIONS

Nature of Business

Contact Gold Corp. (the "Company," or "Contact Gold"), was incorporated under the Business Corporations Act (Yukon) on May 26, 2000 and was continued under the Business Corporations Act (British Columbia) on June 14, 2006. Contact Gold was further continued under the laws of the State of Nevada on June 7, 2017. The Company began trading on the TSX Venture Exchange ("TSXV") under the symbol “C” on June 15, 2017.

The Company is engaged in the acquisition, exploration and development of exploration properties in Nevada. The Company is domiciled in Canada and maintains a head office at 1050-400 Burrard St., Vancouver, BC, Canada.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

See Note 2 - Summary of Significant Accounting Policies contained in the audited financial statements of the Company as at and for the years ended December 31, 2020 and 2019 (the "AFS").

a. Unaudited interim financial data

The unaudited interim consolidated balance sheets, statements of loss and comprehensive loss (gain), cash flows, and shareholders’ equity as at, and for each of the three months ended March 31, 2021 and 2020, and the related interim information contained within the notes (the "Interim Financial Statements") have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") and the rules and regulations of the United States Securities and Exchange Commission (the "SEC") for interim financial information. Accordingly, they do not include all of the information and the notes required by U.S. GAAP for complete financial statements and should be read in conjunction with the AFS.

In the opinion of management, the Interim Financial Statements reflect all normal and recurring adjustments necessary for the fair statement of the Company’s financial position as at March 31, 2021 and 2020 and results of its operations and cash flows for each of the three month periods ended March 31, 2021, 2020 and 2019. The results for three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2021, or for any other future annual or interim period.

The Board of Directors of the Company (the "Board") authorized the Interim Financial Statements on May 13, 2021.

b. Going concern

The Interim Financial Statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future; and do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

In March 2020, the World Health Organization declared coronavirus COVID-19 ("COVID-19") a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, potentially leading to an economic downturn. As of the date these financial statements are issued, COVID-19 has had no impact on the Company’s ability to access and explore its current properties but may impact the Company’s ability to raise money or explore its properties should travel restrictions be extended or expanded in scope. It is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak and its effects on the Company’s business or ability to raise funds.

Contact Gold recorded a loss of $1.71 million and a comprehensive loss of $0.49 million for the three months ended March 31, 2021. As at March 31, 2021, Contact Gold has an accumulated deficit of $ 41.64 million, and working capital of $3.32 million. The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.

Contact Gold’s continuation as a going concern depends on its ability to successfully raise financing. Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company, therefore giving rise to a material uncertainty, which may cast substantial doubt as to whether Contact Gold’s cash resources and working capital will be sufficient to enable the Company to continue as a going concern for the 12-month period after the date that these Interim Financial Statements are issued. Consequently, management is pursuing various financing alternatives to fund operations and advance its business plan. To facilitate the management of its capital requirements, the Company prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. The Company may determine to reduce the level of activity and expenditures, or divest of certain mineral property assets, to preserve working capital and alleviate any going concern risk. In order to satisfy its capital requirements and undertake its planned exploration program for 2021 the Company acknowledges that it will be necessary to raise funds, likely through a capital raise in the first half of the year. There is no guarantee that any contemplated transaction will be concluded.

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three months ended March 31, 2021, 2020 and 2019 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

c. Basis of consolidation

These Interim Financial Statements have been prepared on a historical cost basis, except for financial instruments which have been measured at fair value, and are presented in Canadian dollars ("$"), except where otherwise indicated. Amounts in United States dollars are presented as "USD".

The Interim Financial Statements include the accounts of Carlin Opportunities ("Carlin"), Contact Gold and Clover Nevada II LLC ("Clover"). The Company completed a reverse-acquisition ("RTO") transaction on June 7, 2017, and accordingly, pursuant to Financial Accounting Standards Board (the "FASB") Accounting Standards Codification ("ASC") 805, Business Combinations ("ASC 805"), Carlin has been identified as the accounting acquirer for accounting and financial reporting purposes, and is presented in the Interim Financial Statements as the parent company. All significant intercompany transactions are eliminated on consolidation.

d. Use of estimates and measurement uncertainties

The preparation of financial statements in accordance with U.S. GAAP requires the Company to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at each period end, and the reported amounts of expenses during the related reporting period.

The more significant areas requiring the use of management’s estimates and assumptions include: the type and amount of exploration property acquisition and transaction costs eligible for capitalization, the assessment of impairment of mineral properties, income taxes, the valuation of stock-based compensation, and in comparative periods, the fair value of the "host" instrument of the non-voting preferred shares of Contact Gold ("Preferred Shares"), the period end revaluation of the Preferred Share embedded derivatives.

To the extent possible, the Company bases its estimates on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results could differ from the amounts estimated in these Interim Financial Statements; uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods. Further information on management’s judgments, estimates and assumptions and how they impact the various accounting policies are described in the relevant notes to these financial statements.

e. Foreign exchange

Items included in the Interim Financial Statements are measured using the currency of the primary economic environment in which each company operates (the "functional currency"). Each of Carlin and Contact Gold Corp. raise financing and incur expenditures in $, giving rise to a Canadian dollar functional currency; Clover incurs expenditures and receives funding from the Company in USD, and accordingly has a USD functional currency.

In preparing the Interim Financial Statements, transactions in currencies other than the Company’s functional currency are recorded at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary assets and liabilities are translated into $ at the exchange rate in effect at the balance sheet date, and non- monetary assets and liabilities are translated into $ at the exchange rate in effect at the time of acquisition or issue. Pursuant to the relief provided under ASC 830, Foreign Currency Matters, and for those transactions that have occurred uniformly throughout the comparative periods, an average rate is used to translate income transactions.

Exchange differences arising from assets and liabilities held by Clover, are recognized in other comprehensive gain or loss as cumulative translation adjustments

f. Mineral properties, claims maintenance fees, and development costs

The Company has not yet established the existence of mineralized materials on any of its mineral property interests, as defined by the SEC under Industry Guide 7, "Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations" ("Industry Guide 7"). As a result, the Company is in the "Exploration Stage", as defined under Industry Guide 7, and will continue to remain in the Exploration Stage until such time proven or probable reserves have been established. In accordance with U.S. GAAP, expenditures relating to the acquisition of mineral rights are initially capitalized as incurred.

Claim maintenance fees paid to the United States’ Department of Interior’s Bureau of Land Management (the "BLM") and similar fees paid to state and municipal agencies, as well as fees paid annually pursuant to private property lease and other similar land use arrangements (together, "Claims Maintenance fees") are accounted for as prepaid assets and amortized over the course of the period through which they provide access and title. Mineral property exploration expenditures and pre-extraction expenditures are expensed as incurred until such time as the Company exits the Exploration Stage by establishing proven or probable reserves. To date, no amounts have been capitalized in respect of development activities.

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three months ended March 31, 2021, 2020 and 2019 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

f. Mineral properties, maintenance fees, and development costs (continued)

Companies in the "Production Stage", as defined under Industry Guide 7, having established proven and probable reserves and exited the Exploration Stage, typically capitalize expenditures relating to ongoing development activities, with corresponding depletion calculated over proven and probable reserves using the units-of-production method and allocated to future reporting periods to inventory and, as that inventory is sold, to cost of goods sold.

The Company is in the Exploration Stage which has resulted in the Company reporting larger losses than if it had been in the Production Stage due to the expensing, instead of capitalization, of expenditures relating to the exploration and advancement of Contact Gold’s mineral property interests. Additionally, there would be no corresponding amortization allocated to future reporting periods of the Company since those costs would have been expensed previously, resulting in both lower inventory costs and cost of goods sold and results of operations with higher gross profits and lower losses than if the Company had been in the Production Stage. Any capitalized costs, such as expenditures relating to the acquisition of mineral rights, are depleted over the estimated extraction life using the straight-line method. As a result, the Interim Financial Statements may not be directly comparable to the financial statements of companies in the Production Stage.

The acquisition of title to mineral properties is a complicated and uncertain process. Although management of Contact Gold take steps to verify title to exploration properties in which it holds an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee title. Property title may be subject to unregistered prior agreements or transfers and may be affected by undetected defects. Furthermore, resource exploration is a speculative business and involves a high degree of risk. There is no certainty that the expenditures made by Contact Gold in the exploration of its property interests will result in discoveries of commercial quantities of minerals. Significant expenditures are required to locate and estimate ore reserves, and further the development of a property. Capital expenditures to bring a property to a commercial production stage are also significant. There is no assurance the Company has, or will have, commercially viable ore bodies. There is no assurance that management of the Company will be able to arrange sufficient financing to bring ore bodies into production.

Upon disposal or abandonment, any consideration received is credited against the carrying amount of the exploration and evaluation assets, with any excess consideration greater than the carrying amount included as a gain in net income or loss for the applicable period.

g. Accounting standards adopted

Simplifying the Accounting for Income Taxes

In December 2019, the FASB issued ASU 2019-12, Income Taxes - Simplifying the Accounting for Income Taxes ("Topic 740") which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application.

Accounting for equity securities, equity method investments and certain derivatives

In January 2020, the FASB issued ASU No. 2020-01 ("ASU 2020-01"), Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivative and Hedging (Topic 815), which clarifies the interaction of rules for equity securities, the equity method of accounting, and forward contracts and purchase options on certain types of securities. The guidance clarifies how to account for the transition into and out of the equity method of accounting when considering observable transactions under the measurement alternative.

These updates are effective for fiscal years beginning after December 15, 2020, and the Company notes no consequential impact upon adoption.

3. PREPAIDS AND DEPOSITS

Prepaid expenses include $137,637 (December 31, 2020: $256,298) in Claims Maintenance fees. Such fees to the BLM, cover the twelve-month period ranging from September 1 to August 31 of the subsequent year. Fees paid to the respective Nevada counties cover the twelve-month period from November 1 to October 31 of the subsequent year. Fees paid pursuant to private property lease and other similar land use arrangements cover the 12-month period of their respective anniversaries.

During the year ended December 31, 2019, the Company established a surety bonding arrangement with a third-party (the "Surety Agent") whereby the Company’s reclamation bonding obligations were replaced by deposits made by the Surety Agent. A finance fee of $7,760 for the three month period ended March 31, 2021 (2020: $1,513) was charged on the balance of the amount advanced and deposited by the Surety Agent. As at March 31, 2021, a total of $280,770 (December 31, 2020: $255,770) in bonding had been placed by the Surety Agent.

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three months ended March 31, 2021, 2020 and 2019 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

4. EXPLORATION PROPERTIES

On June 7, 2017, the Company closed the acquisition of a 100% interest in Clover, Nevada limited liability company holding a portfolio of gold properties located on Nevada’s Carlin, Independence and Northern Nevada Rift gold trends (the "Contact Properties") in the State of Nevada (the "Clover Acquisition"). Consideration paid comprised common shares of the Company ("Contact Shares") (Note 7), Preferred Shares (Note 6) and a total of $7,000,000 in cash. The deferred tax liability ("DTL") amount was determined by the application of Nevada net proceeds tax (the "NNPT", calculated at a rate of 5%) on the acquisition values of the Contact Properties, and is subject to change reflective of the carrying value of the properties from period to period and the impact thereon of changes to the rates of foreign exchange.

The Company has subsequently acquired additional mineral property claims contiguous to the original tenure ("Additions"), and either vended ("Disposals") or determined to abandon or impair certain properties.

	Green Springs (a)	Pony Creek (b)	Cobb Creek (c)	South Carlin Projects (d)	Portfolio properties	Total
	$	$	$	$	$	$
December 31, 2019	461,657	28,015,024	205,712	4,226,725	5,454,895	38,364,013
Additions	147,880	60,766	-	-	-	208,646
Recovery from earn-in	-	-	(140,265)	-	(32,678)	(172,943)
Impairments	-	-	-	(3,374,163)	(3,588,700)	(6,962,863)
Foreign Exchange	(4,791)	(548,992)	(36,651)	(75,674)	(10,350)	(676,458)
December 31, 2020	604,746	27,526,798	28,796	776,888	1,823,167	30,760,395
Foreign Exchange	(7,457)	(339,435)	(356)	(44,532)	(65,525)	(457,305)
Recovery from earn-in	-	-	-	(25,432)	-	(25,432)
March 31, 2021	597,289	27,187,363	28,440	706,924	1,757,642	30,277,658

With the exception of the Cobb Creek property (nil%), the Contact Properties each carry a net smelter returns ("NSR") royalty of between 2% and 4%, in favour of an affiliate of Waterton Nevada Splitter, LLC ("Waterton Nevada"), some of which include buy-down options.

Specific Contact Properties for which there were changes during the year:

a) Green Springs

Green Springs is located at the southern end of Nevada’s Carlin Trend. On July 23, 2019, Contact Gold and Clover entered into a purchase option agreement (the "Green Springs Option") with subsidiaries of Ely Gold Royalties Inc. ("Ely Gold"), whereby Clover shall have an option to purchase a 100% interest in the past-producing Green Springs gold property ("Green Springs").

Contact Gold issued 2,000,000 Contact Shares (valued at $400,000) and paid USD 25,000 ($32,855) in cash to Ely Gold to secure Green Springs. The Company also paid Ely Gold an additional USD 6,125 ($8,049) as reimbursement for Claims Maintenance fees relating to the initial period under option. The Company incurred $11,003 in direct expenditures to secure the Green Springs Option. A DTL for the NNPT, and a foreign exchange adjustment were also recognized pursuant to the acquisition. A payment of 362,941 Common Shares ($66,960) was made to Ely Gold on July 23, 2020, in satisfaction of the first anniversary payment obligation of USD 50,000

Total additional consideration to complete the acquisition of Green Springs, is as follows:

• USD 50,000 second anniversary

• USD 50,000 third anniversary

• USD 100,000 fourth anniversary

Anniversary payment amounts may be made in cash or in Contact Shares at Contact Gold’s election, subject to regulatory and contractual minimum values of the Common Shares. Payment of all amounts can be accelerated and completed at any time. Certain claims within Green Springs are the subject of lease agreements with third-parties, one of which requires an annual USD 25,000 payment, whilst the other requires an annual payment in cash equal to the value of 20 ounces of gold. Existing royalties on certain mineral property claims that comprise Green Springs range from 3% to 4.5%, based on historical underlying agreements.

As estimate for reclamation costs of $80,920 (2020: $80,920) is included in the value of Green Springs (Note 5).

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three months ended March 31, 2021, 2020 and 2019 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

4. EXPLORATION PROPERTIES (continued)

b) Pony Creek

The Pony Creek project is located within the Pinion Range, in western Elko County, Nevada. There is a 3% NSR royalty on those claims that comprise Pony Creek acquired from Waterton Nevada. The Company determined to allow a 1% buy-down option of this NSR to lapse on February 7, 2020, when such option expired.

Pony Creek also includes the claim packages formerly known as Lumps, Umps and East Bailey. There are NSR royalties of 2% and 3% NSR on certain of these acquired claims, up to 2% of which can be bought back for USD 1,000,000 per 1%, prior to September 2030. Advance royalty payments are also due annually; the amount paid in 2020 was USD 20,000. The next payment (USD 25,000) is due in September 2021.

An estimate for reclamation costs of $60,766 (2020: $60,766) is included in the value of Pony Creek (Note 5).

   c) Cobb Creek

Upon closing of the Clover Acquisition, the Company acquired a 49% interest in the Cobb Creek exploration property ("Cobb Creek") located in Elko County, Nevada. The Company subsequently acquired the remaining 51% interest, and related historic data from the "Cobb Counterparty", in exchange for six annual payments of USD 30,000, the first of which was paid on closing of the agreement ($38,379). The discounted value of the annual payments at the time of the transaction was $114,329 (the "Cobb Creek obligation"). The total value of the Cobb Creek obligation was recognized as a financial liability at amortized cost, determined with an interest rate of 18.99%, in line with the effective interest rate determined for the Preferred Shares (Note 6).

By an agreement dated September 27, 2019, as amended (the "Cobb Creek Option"), Clover agreed to farm-out 100% of its interest in Cobb Creek to Fremont Gold Ltd. and its U.S. subsidiary (together, "Fremont"). Pursuant to the Cobb Creek Option, and for so long as it remains in good standing, the Company has assigned its agreement with the Cobb Counterparty, and all associated obligations to Fremont. Upon completion of the farm-out, Fremont will award to Clover a 2.0% NSR on Cobb Creek. Initial consideration included (i) 750,000 common shares of Fremont ("Fremont Shares") ($41,250), (ii) reimbursement of USD 6,000 ($7,949) for a portion of the prior year payment to the Cobb Counterparty, and (iii) reimbursement for the November 2019 payment to the Cobb Counterparty of USD 30,000 ($38,964). Fremont also reimbursed the Company USD 29,569 ($38,407) in 2019 for certain claims-related holding costs, the amount of which was applied against prepaid Claims Maintenance fees (Note 3). In satisfaction of the first anniversary payment obligation under the Cobb Creek Option, Fremont issued 750,000 Fremont Shares to the Company on September 25, 2020 (USD 50,388 ($67,500)).

Pursuant to an amendment to the Cobb Creek Option, Contact Gold agreed to defer payment to December 31, 2020, and reduce the amount payable by Fremont from USD 30,000 to USD 15,000 in exchange for 500,000 additional Fremont Shares (the "Additional Shares"). The Additional Shares were issued to the Company on October 26, 2020 ($45,000).

In order to continue to keep the Cobb Creek Option in good standing, and to complete the acquisition of Cobb Creek, Fremont must keep all claims in good standing, make the annual payments to the Cobb Counterparty, and remit the following remaining consideration to the Company:

• Anniversary 2 (Year 3) USD 20,000

• Anniversary 3 (Year 4) USD 20,000

• Anniversary 4 (Year 5) USD 25,000

• Anniversary 5 (Year 6) USD 35,000

• Anniversary 6 (Year 7) USD 45,000

• Anniversary 7 (Year 8) USD 55,000

• Anniversary 8 (Year 9) USD 65,000

• Anniversary 9 (Year 10) USD 75,000

The value of the Fremont Shares received and cash amounts received from Fremont, including payments by Fremont to the Cobb Counterparty, have been applied against the carrying value of Cobb Creek.

The remaining Cobb Creek obligation is recorded to the consolidated balance sheets as a current ($33,746) and non- current amount ($28,360) as at March 31, 2021 ($32,733 and $27,509, respectively as at December 31, 2020). Accretion expense of $2,624, and a foreign exchange gain of $760 have been recorded within other comprehensive loss (gain) for the three months ended March 31, 2021 ($3,899 and $11,959, respectively, for the three months ended March 31, 2020, and $4,700 and $2,473 for the three months ended March 31, 2019).

The net fair value loss on the Fremont Shares for the three months ended March 31, 2021 of $50,000 (three months ended March 31, 2020: $3,750) is recognized in other comprehensive loss.

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three months ended March 31, 2021, 2020 and 2019 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

4. EXPLORATION PROPERTIES (continued)

d) South Carlin Projects

The North Star property is located approximately eight kilometres north of the northern-most point of Pony Creek, in western Elko County, Nevada. An affiliate of Waterton Nevada holds a 3% NSR on the North Star property.

The Dixie Flats property sits immediately to the north of the North Star property. There is a 2% NSR on the Dixie Flats property payable to an affiliate of Waterton Nevada.

On January 11, 2021, Clover granted an arms’ length private company (the "Optionor") the sole and exclusive option to acquire a 100% interest in the Dixie Flats, North Star and Woodruff properties (the "South Carlin Projects"), subject to a 0.25% in addition to those payable to an affiliate to Waterton Nevada (the "South Carlin and Woodruff Agreement"). The Company received USD 20,000 ($25,432) and a reimbursement of Claims Maintenance fees of USD 31,417 ($39,950) upon execution of the agreement.

To maintain the option in good standing, the Optionor must make the following payments staged over several years:

Amount	Due Date of Payment
USD 30,000	18-month anniversary of the agreement
USD 40,000	second anniversary of the agreement
USD 50,000	third anniversary of the agreement
USD 60,000	fourth anniversary of the agreement
USD 75,000	annually on each of the fifth through the eighth anniversaries of the agreement

Once the Optionor has made an aggregate of USD 500,000 in cash payments to the Company, it shall be deemed to have earned in to a 100% interest in the South Carlin Projects, subject to existing NSRs payable to an affiliate of Waterton Nevada, and an additional 0.25% NSR on the Dixie Flats property, payable to the Company.

If the Optionor should sub-option any or all of the South Carlin Projects to a third-party whose shares trade on a stock exchange or quotation system at the time of the transaction, or subsequent thereto, (a "Trading Sub-Optionee") that Trading Sub-Optionee shall be obligated to issue one million of its common shares to the Company, or at least 5% of the Trading Sub-Optionee’s then issued and outstanding common shares, subject to any required regulatory approval. On January 11, 2021, the Optionor assigned the South Carlin and Woodruff Option to a third-party, however, as the third-party is currently not publicly traded, no share consideration has been received by the Company. Pursuant to the Company’s assessment of the value of the South Carlin Projects, the Company determined to write- down the value of North Star by $616,475 to $nil, and Dixie Flats by $2,757,688 to $776,888, with of a tax recovery of $175,965 as at December 31, 2020.

Exploration and evaluation expenditures, including ongoing amortization of prepaid Claims Maintenance fees (Note 3), have been expensed in the consolidated statements of loss and comprehensive loss (gain). Details of exploration and evaluation activities, and related expenditures incurred are as follows:

	Three months ended
	March 31,	March 31,	March 31,
	2021	2020	2019
Drilling, assaying & geochemistry	$365,431	$5,063	$25,207
Wages and salaries, including share-based compensation	182,036	135,558	299,063
Amortization of Claims Maintenance fees	118,836	141,587	145,778
Geological contractors/consultants & related crew care costs	241,681	44,985	103,032
Permitting and environmental monitoring	11,253	12,999	16,764
Property evaluation and data review	-	-	8,497
Expenditures for the period	$919,237	$340,192	$598,341
Cumulative balance	$15,933,771	$12,088,948	$9,308,415

Wages and salaries through March 31, 2021, include stock-based compensation of $53,759 (three months ended March 31, 2020: $24,024; and three months ended March 31, 2019: $40,180) (Note 7(d)). An amount of $3,263 (three months ended March 31, 2020: $1,824 and three months ended March 31, 2019: $3,737) in amortization expense arising from the use of fixed assets at Pony Creek and Green Springs has been included in the amount reported as geological contractors/consultants & related crew care costs.

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three months ended March 31, 2021, 2020 and 2019 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

4.  EXPLORATION PROPERTIES (continued)

Details of exploration and evaluation expenditures incurred and expensed on the Contact Properties are as follows:

	Three months ended
	March 31, 2021	March 31, 2020	March 31, 2019
Green Springs	$828,247	$151,110	$-
Pony Creek	80,660	164,762	495,063
Cobb Creek	42	140	9,895
South Carlin Projects	1,215	14,658	23,687
Portfolio properties	9,073	9,522	61,199
Property evaluation and data review	-	-	8,497
Expenditures for the period	$919,237	$340,192	$598,341
Cumulative balance	$15,933,771	$12,088,948	$9,308,415

5.  PAYABLES AND ACCRUED LIABILITIES

	As at	As at
	March 31, 2021	December 31, 2020
Payables	$293,581	$125,248
Accrued liabilities	314,220	254,517
	$607,801	$379,765

Payables and accrued liabilities are non-interest bearing.  The Company’s normal practice is to settle payables within 30-days, or as credit arrangements will allow (Note 8).

During the year ended December 31, 2020, the Company recognised a reclamation obligation of $141,686 relating to disturbance at the Pony Creek and Green Springs (Notes 4(a) and 4(b)).  The balance has been included as a non-current obligation reflective of the estimated future timing of related reclamation and remediation activities, and is unchanged as at March 31, 2021.

6.   REDEEMABLE PREFERRED STOCK

On June 7, 2017, as partial consideration for the Clover Acquisition, the Company issued 11,111,111 non-voting Preferred Shares with an aggregate face value denominated in USD of 11,100,000 (the "Face Value") ($15,000,000, converted using the Bank of Canada indicative exchange rate on the date prior to issuance of USD 0.74) to Waterton Nevada. The Preferred Shares had a five-year term from the date of issuance (the "Maturity Date") and carried a cumulative cash dividend accruing at 7.5% per annum (the "Dividend"; the Face Value, and the sum of the accrued Dividend amount together being the "Redemption Amount").

The value of the Preferred Shares was bifurcated into two components: (i) a "host" instrument, and (ii) the value of certain rights, privileges, restrictions and conditions attached to the Preferred Shares each, respectively determined to be an embedded derivative (together, the "Embedded Derivatives").

Pursuant to (i) having satisfied the terms of a binding letter of intent (the "LOI") entered into with Waterton, and (ii) closing a private placement financing with Waterton Nevada (the "Redemption Placement"), the Company redeemed all of the issued and outstanding Preferred Shares on September 29, 2020 (the "Redemption").

The Redemption was completed as follows:

i) Contact Gold made a cash payment of $5,000,000 from the proceeds of the 2020 Offering to redeem USD 3,737,479 of the Preferred Shares (the "Cash Payment");

ii) Waterton Nevada purchased a total of 69,412,978 Contact Shares pursuant to the Redemption Placement at a deemed price per share of $0.195 for aggregate gross proceeds of $13,535,531; and

iii) Contact Gold used the proceeds of the Redemption Placement to redeem all of the remaining outstanding Preferred Shares.

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three months ended March 31, 2021, 2020 and 2019 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

6. REDEEMABLE PREFERRED STOCK (continued)

Preferred Shares (host)

The host instrument was initially recorded at fair value of USD 6,033,480 ($8,140,371), and determined to be a Level 3 financial instrument, categorized as "Other financial liabilities". Using the effective interest rate method, at a rate of 18.99%, the Preferred Shares, including the aggregate Dividend amount for the term to the Maturity Date, were carried at amortized cost each period end, with an accretion expense recorded to the consolidated statements of loss and comprehensive loss. Recognition of the host at amortized cost reflected the i) fixed rate Dividend, and ii) mandatory redemption feature of the instrument, both of which were payable in cash on the Maturity Date.

A summary of changes to the value of the Preferred Shares host instrument, including the impacts from changes to the foreign exchange rate in the comparative periods is set out below:

December 31, 2018	$11,003,919
Accretion	509,113
Foreign exchange	(222,425)
March 31, 2019	$11,290,607
December 31, 2019	$12,612,107
Accretion	622,005
Foreign exchange	1,196,339
March 31, 2020	$14,430,451

Pref Share Embedded Derivatives

The Embedded Derivatives were classified as liabilities, and each were interconnected and related to similar risk exposures, namely: (i) Contact Gold’s interest rate risk (changes in the Company’s credit spread change the economic value of the redemption), and (ii) the Company’s foreign exchange rate risk exposure (as the foreign exchange rate, and the price of the Contact Shares and volatility thereof, impact the effective conversion price and number of Contact Shares issuable on conversion). Accordingly, the Embedded Derivatives were valued together as one compound instrument. The estimated fair value of the Embedded Derivatives at issuance was USD 5,066,520 ($6,846,649).

In addition to certain observable inputs, the valuation technique used significant unobservable inputs such that the fair value measurement was classified as Level 3. Significant inputs into the determination of fair value included (i) the share price of the Contact Shares, (ii) historical volatility, (iii) rates from the USD-$ foreign exchange forward curve, and (iv) the USD risk-free rate curve and the $ risk-free rate curve. The Company also concluded on probability weightings for the potential exercise and timing thereof of the (i) Change of Control Redemption Option , and (ii) Early Redemption Option , in the calculation each period.

The fair value of the Embedded Derivatives immediately prior to the Redemption was determined to be $-nil reflecting in particular the elimination of any optionality for any potential exercise of the Conversion Option or Change of Control Redemption Option, and the certainty of exercise of the Early Redemption Option at a price equal to that of the Contact Shares issuable in the 2020 Prospectus.

A summary of changes to the value of the Embedded Derivatives in the comparative periods is set out below:

December 31, 2018	$585,781
Change in fair value	(106,223)
March 31, 2019	$479,558
December 31, 2019	$634,417
Change in fair value	(106,270)
March 31, 2020	$528,147

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three months ended March 31, 2021, 2020 and 2019 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

7.   SHARE CAPITAL AND CONTRIBUTED SURPLUS

a) Authorized

The Company’s authorized share capital consists of:

(i) up to 500,000,000 Contact Shares with a par value of US$0.001, voting and participating; and

(ii) up to 15,000,000 Class A non-voting Preferred Shares (Note 6).

b) Issued and outstanding common shares

Changes in issued common share capital during the three months ended March 31, 2021:

(i) Exercise of restricted share units ("RSUs"): On March 10, 2021, 54,215 RSUs were exercised and on March 31, 2021, a further 25,520 RSUs were exercised, resulting in the aggregate issuance of 79,735 Contact Shares (Note 7)(d)(iii).

Changes in issued common share capital during the three months ended March 31, 2020:

There were no changes in issued common share capital during the three months ended March 31, 2020.

On May 22, 2020, the Company closed the third and final tranche of a non-brokered private placement (the "2020 Private Placement"). A total of $6,150 in deferred share issue costs relating to the 2020 Private Placement are included on the consolidated balance sheet as at March 31, 2020.

Changes in issued common share capital during the three months ended March 31, 2019:

(ii) 2019 Private Placement: On March 14, 2019, the Company closed a non-brokered private placement of 9,827,589 Contact Shares (the "2019 Private Placement") at a price of $0.29 per Contact Share (the "Initial Placement Price") for proceeds of $2,850,001. Each issued Contact Share was accompanied by one right (a "Private Placement Right") which, subject to the rules and limitations of the TSXV, was automatically convertible to a certain number of additional Contact Shares without payment of additional consideration, upon meeting the earlier of certain milestones (any of which, a "Conversion Scenario"), including the closing of a public offering registered or qualified under the Unites States’ Securities Act of 1933, as amended (the "Securities Act") (a "Qualified Offering").

(iii) In each instance a participant in the 2019 Private Placement would receive that number of additional Contact Shares such that the average price per Contact Share issued in aggregate with the conversion of the Private Placement Rights, was effectively discounted from the Initial Placement Price (the "Placement Price"). The number of additional shares issuable was determined based on different pricing scenarios.

The total estimated fair value of the Private Placement Rights at issuance was $370,232, and the initial value of the Contact Shares recognized on the consolidated statement of equity was $2,479,769. Through March 31, 2019, an amount of $3,815 was recognized as the change in fair value of the Private Placement Rights.

A total of $40,923 in associated share issue costs were recognized in equity, of which $21,750 in finders’ fees were net settled on closing of the 2019 Private Placement. All securities offered pursuant to the 2019 Private Placement are restricted securities under Rule 144 under the Securities Act.

c)  Escrowed Contact Shares and other restrictions and obligations

So long as Waterton Nevada holds at least 15% of the issued and outstanding Contact Shares it has the right to maintain its pro rata interest in the Company in subsequent financings. Waterton Nevada also holds certain registration rights as it relates to offerings of Contact Shares.

d) Equity remuneration

Pursuant to the "Contact Gold Omnibus Stock and Incentive Plan" (the "Incentive Plan"), the "Contact Gold Restricted Share Unit Plan", and the "Contact Gold Deferred Share Unit Plan", the Company has established equity remuneration plans, that contemplate the award stock options to purchase a Contact Share ("Options"), restricted shares ("Restricted Shares"), RSUs, or deferred share units ("DSUs"; and together with RSUs, "Units"), all in compliance with the TSXV’s policy for granting such awards.

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three months ended March 31, 2021, 2020 and 2019 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

7. SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

d) Equity remuneration (continued)

Stock-based compensation expense for the three months ended March 31, 2021, was $154,915 (three months ended March 31, 2020: $109,505; and March 31, 2019: $249,789). An additional amount of stock-based compensation expense of $53,759 was recognized in exploration and evaluation expenditures for the three months ended March 31, 2021 (three months ended March 31, 2020: $24,025; and March 31, 2019: $40,180) (Note 4). An expense of $48,750 was charged to wages and salaries relating to the award of DSUs during the three months ended March 31, 2021 (Three months ended March 31, 2020: $40,000; and March 31, 2019: $nil).

i) Options

Under the Incentive Plan, the maximum number of Contact Shares reserved for issuance may not exceed 10,026,899 Contact Shares together with any other security-based compensation arrangements, and further subject to certain maximums to individual optionees on a yearly basis. The exercise price of each Option shall not be less than the market price of the Contact Shares at the date of grant. All Options granted to date have a five-year expiry from the date of grant. Vesting of Options is determined by the Board at the time of grant.

Subject to discretion of the Board and normal course regulatory approvals, Contact Shares are issued from treasury in settlement of Options exercised; otherwise the value of such Contact Shares may be payable in cash.

A summary of the changes in Options is presented below:

	Number of Options	Weighted
		Average
		Exercise Price
Outstanding as at December 31, 2019	6,395,000	0.37
Granted	5,237,500	0.15
Forfeited or cancelled	(100,000)	0.415
Outstanding as at December 31, 2020	11,532,500	0.27
Granted	-	-
Forfeited or cancelled	-	-
Outstanding as at March 31, 2021	11,532,500	0.27

The Company has awarded Options to directors, officers and other personnel as follows:

Grant Date	Number of Options	Exercise Price	Vesting
September 11, 2017	150,000	$ 0.75	vesting in thirds over a period of three years
November 24, 2017	200,000	$ 0.58	vesting in thirds over a period of three years
March 27, 2018	3,975,000	$ 0.39	vesting in thirds over a period of three years
April 17, 2018	150,000	$0.415	vesting in thirds over a period of three years
May 28, 2018	150,000	$0.295	vesting in thirds over a period of three years
April 3, 2019	1,670,000	$0.275	vesting in thirds over a period of three years
January 16, 2020	2,125,000	$ 0.19	vesting in thirds over a period of three years
December 23, 2020	3,112,500	$ 0.12	vesting in thirds over a period of three years

As at March 31, 2021, 5,790,000 Options have vested (December 31, 2020: 3,756,666).

For the purposes of estimating the fair value of Options using Black-Scholes, certain assumptions are made such as expected dividend yield, volatility of the market price of the Company’s common shares, risk-free interest rates and expected average life of the Options. Contact Gold bases its expectation of volatility on the volatility of similar publicly-listed companies, as the expected life of the Company’s Options exceeds the Company’s trading history.

The weighted average fair value of Options granted during the three months ended March 31, 2021, determined using Black-Scholes was $-nil (weighted average fair value to date: $0.27) per Option. The remaining average contractual life of Options outstanding is 3.20 years.

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three months ended March 31, 2021, 2020 and 2019 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

7. SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

d) Equity remuneration (continued)

ii) Deferred Share Units

DSUs granted under the Contact Gold Deferred Share Unit Plan to Directors of the Company, have no expiration date and are redeemable upon termination of service. Transactions relating to DSUs are summarised below:

Outstanding as at December 31, 2019	402,263
Granted	1,027,231
Exercised	-
Outstanding as at December 31, 2020	1,429,494
Granted	423,909
Exercised	-
Outstanding as at March 31, 2021	1,853,403

During the three months ended March 31, 2021, an amount of $48,750 was recognized to the value of contributed surplus relating to the award of these DSUs (three months ended March 31, 2020: $40,000).

iii) Restricted Share Units

The Company has awarded a total of 561,710 RSUs, with an aggregate fair value of $84,149.90 to certain employees and officers of the Company. The RSUs vest in third over a period of three years, and each has an expiry date of December 31, 2023. During the three months ended March 31, 2021, a total of $7,012 was recognized in stock-based compensation, and $2,062 is included in exploration and evaluation (three months ended March 31, 2020 $2,146, and $1,010, respectively).

On March 10, 2021, 54,215 RSUs were exercised and on March 31, 2021, a further 25,520 RSUs were exercised, resulting in the aggregate issuance of 79,735 Contact Shares.

iv) Restricted Shares

Restricted Shares granted under the Incentive Plan to an officer of the Company vest in thirds at the end of each year from the date of grant. The Restricted Shares were deemed to have a fair value of $1.00 per Restricted Share on the date of grant, with reference to the price at which the Company issued the Contact Shares pursuant to the Subscription Receipt financing.

Transactions relating to Restricted Shares are summarised below:

Number of
Restricted Shares
Outstanding as at December 31, 2018	66,667
Granted	-
Vested	-
Outstanding as at March 31, 2018	66,667
Outstanding as at December 31, 2019	33,334
Granted	-
Vested	-
Outstanding as at March 31, 2020	33,334
Outstanding as at December 31, 2020	-
Granted	-
Vested	-
Outstanding as at March 31, 2021	-

The Restricted Shares are issued from treasury with vesting conditions, as determined by the Board, on grant date. The fair value of the Restricted Shares is charged to contributed surplus and is expensed to the consolidated statements of loss (gain) and comprehensive loss over the vesting period. There has been no impact to cash flows from the Restricted Shares.

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three months ended March 31, 2021, 2020 and 2019 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

7. SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

e) Gain or loss per share

Loss per Contact Share is calculated by deducting the dividends declared in the period (whether or not paid) from the loss for the period, and dividing the result by the weighted average number of Contact Shares outstanding during the period. The Company follows the treasury stock method in the calculation of diluted loss per share. Under the treasury stock method, the weighted average number of Contact Shares outstanding used for the calculation of diluted loss per share assumes that the proceeds to be received on the exercise of dilutive Options, or share purchase warrants are used to repurchase Contact Shares at the average market price during the period.

The calculation of basic and diluted gain or loss per Contact Share for year ended March 31, 2021 was based on the loss attributable to common shareholders of $1,709,113 (three months ended March 31, 2020: 2,702,007; and 2019: 1,777,295), adjusted for the value of the Contact Preferred Share dividends payable for the three months ended March 31, 2021 of $nil (three months ended March 31, 2020: $291,222; and 2019: $237,908), and a weighted average number of common shares outstanding of 240,770,542 (three months ended March 31, 2020: 84,471,973; and 2019: 52,453,308), including the Restricted Shares in each respective period.

Diluted gain or loss per share did not include the effect of 11,532,500 Options (December 31, 2020: 11,532,500) as they are anti-dilutive.

8. RELATED PARTIES

Contact Gold’s related parties include (i) its subsidiaries; (ii) Waterton Nevada as a reflection of its approximate 41.85% ownership interest in the Company at March 31, 2021, and the right it holds to put forward two nominees to the Board; and (iii) Cairn Merchant Partners LP ("Cairn"), an entity in which Andrew Farncomb, a director and officer of the Company.

Options have previously been granted, and director fees were paid and payable (in the form of DSUs) to Mr. Charlie Davies, one of Waterton Nevada’s Board nominees. Mr. Davies is an employee of an affiliate of Waterton Nevada.

An amount of $15,000 (three months ended March 31, 2020: $15,000; and March 31, 2019: $15,000) was invoiced by Cairn for employee service; $15,000 is payable at March 31, 2020 (December 31, 2020: $-nil). Mr. Farncomb’s base salary is paid in part directly, and in part to Cairn in consideration of general management and administrative services rendered through Cairn.

9. SEGMENT INFORMATION

Reportable segments are those operations whose operating results are reviewed by the chief operating decision maker, being the individual at Contact Gold making decisions about resources to be allocated to a particular segment, and assessing performance provided those operations pass certain quantitative thresholds.

The Company undertakes administrative activities in Canada, and is engaged in the acquisition, exploration, and evaluation of certain mineral property interests in the State of Nevada, USA. Accordingly, the Company’s operations are in one commercial and two geographic segments. The Contact Properties (Note 4) are held by the Company in Nevada. The remaining assets, including cash and cash equivalents, prepaids and receivables reside in both of the Company’s two geographic locations.

The Company is not exposed to significant operating risks as a consequence of the concentration of its assets in the United States. The Company is in the exploration stage and accordingly, has no reportable segment revenues.

Net loss is distributed by geographic segment per the table below:

	Three months ended	Three months ended	Three months ended
	March 31, 2021	March 31, 2020	March 31, 2019
Canada	$768,907	$2,306,087	$1,161,457
United States	940,206	395,920	615,838
	$1,709,113	$2,702,007	$1,777,295

Significant non-cash items, including accretion expense on the Preferred Shares of $-nil for the three months ended March 31, 2021 (comparative periods of 2020 and 2019: $622,005; $509,113, respectively) is reflected in the net loss attributable to Canada. The net loss attributable to Canada for the three months ended March 31, 2021 also includes a non-cash gain on the Embedded Derivatives of $nil (comparative periods of 2020 and 2019: gains of $106,270; and $106,223, respectively), and a non-cash foreign exchange impact from the Preferred Shares of $nil (comparative periods of 2019 and 2018: losses of $1,192,011; and $220,682, respectively).

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three months ended March 31, 2021, 2020 and 2019 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

10. SUPPLEMENTAL CASH FLOW INFORMATION

Non-cash financing and investing transactions:

	Three months	Three months	Three months
	ended	ended	ended
	March 31, 2021	March 31, 2020	March 31, 2019
Non-cash financing and investing transactions, issuance of:
Contact Shares pursuant to acquisition of mineral properties	$-	$-	$400,000
	$-	$-	$400,000

11. MANAGEMENT OF CAPITAL AND FINANCIAL RISKS

The Company currently does not produce any revenue and has relied on existing balances of cash and cash equivalents, and capital financing to fund its operations. The Company’s current capital consists of equity funding raised through issuances of common shares, preferred shares and a deficit incurred through operations.

The Company relies upon management to manage capital in order to safeguard the Company’s ability to continue as a going concern, to pursue the exploration and development of unproven mineral properties, and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk. The Company manages its capital structure in order to meet short term business requirements, after taking into account cash flows from operations, expected capital expenditures and Contact Gold’s holdings of cash; and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To facilitate this, management prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. On an ongoing basis, management evaluates and adjusts its planned level of activities, including planned exploration, development, permitting activities, and committed administrative costs, to ensure that adequate levels of working capital are maintained. The Company believes that this approach is reasonable given its relative size and stage.

There are no known restrictions on the ability of our affiliates to transfer or return funds amongst the group, nor are there any externally imposed capital requirements.

There were no changes in the Company’s approach to capital management during the three months ended March 31, 2021.

Financial Risk Management

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Company’s financial instruments consist of cash and cash equivalents, receivables, payables and accrued liabilities, and the Cobb Creek obligation. Prior to the Redemption, the Preferred Shares and related Embedded Derivatives were also considered to be financial instruments, as were the Rights prior to their conversion. It is management's opinion that (i) the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments, and (ii) the fair values of these financial instruments approximate their carrying values unless otherwise noted in these Interim Financial Statements.

Prior to the Redemption, the Preferred Shares and the Embedded Derivatives were both considered to be Level 3 type financial liabilities, with each determined by observable data points, in particular the Company’s share price, the rate of USD-$ foreign and the Company’s credit spread, with reference to current interest rates and yield curves.

As the Company is currently in the exploration phase, none of its financial instruments are exposed to commodity price risk; however, the Company’s ability to obtain long-term financing and its economic viability may be affected by commodity price volatility.

The type of risk exposure and the way in which such exposure is managed is provided as follows:

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The Company’s financial liabilities of payables and accrued liabilities are generally payable within a 90-day period.

The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future. Accordingly, Contact Gold is dependent on external financing, including the proceeds of future equity issuances or debt financing, to fund its activities. Significant disruptions to capital market conditions should be expected to increase the risk that the Company can not finance its business.

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three months ended March 31, 2021, 2020 and 2019 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

11. MANAGEMENT OF CAPITAL AND FINANCIAL RISKS (continued)

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold’s credit risk is primarily attributable to its liquid financial assets. The Company limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the USA. The Company mitigates credit risk on these financial instruments by adhering to its investment policy that outlines credit risk parameters and concentration limits. The balance of receivables due and (in comparative periods) the Bonding Deposit, are with the Canadian and United States government, respectively. As at March 31, 2021, the balance of cash and cash equivalents held on deposit was $3,718,210 (December 31, 2020: $4,753,148).

The Company has not experienced any losses in such amounts and believes the exposure to significant risks on its cash and cash equivalents in bank accounts is relatively limited.

Interest Rate Risk

Contact Gold is subject to interest rate risk with respect to its investments in cash. The Company’s current policy is to invest cash at floating rates of interest, and cash reserves are to be maintained in cash and cash equivalents in order to maintain liquidity, while achieving a satisfactory return for shareholders. Fluctuations in interest rates when cash and cash equivalents mature impact interest income earned.

Fair Value Estimation

Except for the values of the Preferred Shares (Note 6; prior to Redemption), and other non-current liabilities (Note 4(d)), the carrying value of the Company’s financial assets and liabilities approximates their estimated fair value due to their short-term nature.

Market Risk - Foreign Exchange

The significant market risk to which the Company is exposed is foreign exchange risk. The results of the Company’s operations are exposed to currency fluctuations. To date, the Company has raised funds entirely in Canadian dollars. The majority of the Company’s exploration property expenditures will be incurred in United States dollars. The fluctuation of the Canadian dollar relation to the USD will consequently have an impact upon the financial results of the Company.

A 1% increase or decrease in the exchange rate of the US dollar against the Canadian dollar would result in a $26,612 increase or decrease respectively, in the Company’s cash balance at March 31, 2021. The Company has not entered into any derivative contracts to manage foreign exchange risk at this time.

12. SUBSEQUENT EVENTS

a) Award of DSUs

On April 15, 2021, the Company awarded an aggregate of 487,500 DSUs to the independent directors with an total fair value of $48,750. DSUs granted under the Contact Gold Deferred Share Unit Plan, have no expiration date and are redeemable upon termination of service.

b) Planned repatriation transaction

On April 21, 2021, the Company announced that it planned to complete an internal reorganization, the purpose of which is to redomicile the Company back into Canada. The Transaction will include (a) the completion of a plan of conversion (the "Conversion") to continue into the Province of British Columbia (the "Continuation"), and (b) immediately following the Continuation, the completion of a plan of arrangement (the "Plan of Arrangement") between the Company, its securityholders and a newly-incorporated and wholly-owned subsidiary BC Amalco ("BC Amalco"), which will among other things, include the vertical amalgamation between the re-domiciled Contact Gold and BC Amalco (the "Amalgamation").

The Continuation and the Plan of Conversion are subject to approval by the holders of a majority of the outstanding Common Shares at the Company’s Annual and Special Meeting of shareholders to be held May 25, 2021, the Supreme Court of British Columbia, and the TSXV.